Exhibit 10.42

LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 3004)

THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 3004) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of October 29, 2004 (the “Closing Date”), by and between WILLIS LEASE FINANCE CORPORATION, a Delaware corporation  (“Customer”), and FLEET CAPITAL CORPORATION, a Rhode Island corporation (“Lender”).

In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.

SECTION 1.  Terms of Loans.

1.1                                 Tranche 1 Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof and designated as the Tranche 1 Loan (the “Tranche 1 Loan”).  The Customer’s obligation to repay the Loan shall be evidenced by a Promissory Note dated on the Initial Closing Date, payable by Customer to the order of Lender in the original principal amount of the Tranche 1 Loan (as amended, modified, restated, extended and renewed from time to time, the “Tranche 1 Note”).  The Tranche 1 Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Tranche 1 Note

1.2           Tranche 2 Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B hereto and designated as the Tranche 2 Loan (the “Tranche 2 Loan”) on the Requested Advance Date set forth in the applicable Request for Advance (the “Final Closing Date”).  The Customer’s obligation to repay the Tranche 2 Loan shall be evidenced by a promissory note in the same form as the Tranche 1 Note, payable by Customer to the order of Lender in the original principal amount of the Tranche 2 Loan (as amended, modified, restated, extended and renewed from time to time, the “Tranche 2 Note”).  The Tranche 2 Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Tranche 2 Note.  Unless sooner terminated pursuant to the provisions of this Agreement, the obligation of Lender to make the Tranche 2 Loan hereunder shall automatically terminate on March  31, 2005, without further action by, or notice of any kind from, Lender.

1.3                                 Prepayment.  The Loans may be prepaid only in the manner and subject to terms and conditions set forth in the Notes and, if applicable, Section 4.7 hereof.

1.4                                 Use of Proceeds.  Customer shall use the proceeds of the Tranche 1 Loan to finance or the cost of the acquisition of the Aircraft, and the proceeds of the Tranche 2 Loan to pay for Lender approved refurbishment and upgrades to the Aircraft.

SECTION 2.  Conditions of Borrowing.  Lender’s obligation to make the Tranche 1 Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified with respect thereto in the Closing Terms Addendum attached hereto and made a part hereof.  Lender’s obligation to make the Tranche 2 Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified with respect thereto in the Closing Terms Addendum attached hereto and made a part hereof.

SECTION 3.  Representations and Warranties.  In order to induce Lender to enter into this Agreement and to make the Loans herein provided for, Customer represents and warrants to Lender that:

(a)                                  Customer (i) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the primary hangar location of the Aircraft; (ii) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (iii) is a “citizen of the United States” within the meaning of the Federal Aviation Act; and (iv) has full power, authority and legal right to execute and deliver this Agreement, the Note and the other Loan Documents, to perform its obligations hereunder and thereunder, to borrow hereunder and to grant the assignment and security interest created by this Agreement;

(b)                                 Customer’s name as shown in the preamble of this Agreement is Customer’s exact legal name as shown on its Certificate of Incorporation amended as of the Closing Date; Customer has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, and Customer’s state-issued organizational identification number (if any) and the chief executive office and principal place of business address of Customer are all as set forth on Annex B hereto;

(c)                                  each of the Loans (i) has been duly authorized by all necessary action on the part of Customer consistent with its form of organization, and does not require the approval of or notice to any other party (including any trustees or holders of indebtedness), or any governmental authority; (ii) does not contravene or constitute a default under any Applicable Law, Certificate of Incorporation or organization or by-laws, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound;  (iii) does not require approval of, or notice to, any governmental body, authority, or agency in connection with either the execution, delivery or performance by Customer of this Agreement, the Note and the other Loan Documents, or the validity or enforceability of this Agreement, the Note and the other Loan Documents, except for recordation of this Agreement with the FAA, which shall have been duly effected as of the Initial closing Date and the filing of UCC financing statements in the appropriate recording offices, which shall have been duly effected as of the Initial Closing Date; and (iv) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the security interest intended to be created hereby;

(d)                                 this Agreement, the Notes and the other Loan Documents have each been duly authorized, executed and delivered by Customer and constitutes the legal, valid and binding obligation of Customer enforceable in accordance with its terms (including, without limitation, the grant of security interest in this Agreement), except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws, and the equitable discretion of any court of competent jurisdiction;

(e)                                  there are no proceedings pending or, so far as the officers of Customer know, threatened against or affecting Customer or any of its property before any court, administrative officer or administrative agency that could impair Customer’s title to the Aircraft, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under this Agreement, the Notes and the other Loan Documents, and Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the manufacturer or supplier of the Aircraft, or of any engine or part thereof for breach of warranty or otherwise;

(i)                                     Customer is not in default, and no event or condition exists which after the giving of notice or lapse of time or both would constitute an event of default, under any mortgage, indenture, contract, agreement, judgment or other undertaking to which Customer is a party or which purports to be binding upon Customer or upon any of its assets;

(h)                                 (i) Customer has good title to the Aircraft subject to no Liens except the security interest created hereby in favor of Lender; (ii) Lender has a legal, valid and continuing first priority security interest in the Collateral, free and clear of all other Liens; and (iii) all filings, recordings or other actions necessary or desirable in order to establish, perfect and give first priority to such security interest (including, the filing of this Agreement with the FAA as of the Initial Closing Date) have been duly effected, and all Impositions in connection therewith have been duly paid;

(j)                                     all financial statements of Customer, copies of which have been heretofore delivered to Lender, are complete and correct, have been prepared in accordance with GAAP and present fairly the financial position of Customer as at the date thereof and the results of its operations for the period then ended and there has been no material adverse change in the financial condition, business or operations of Customer since the date thereof;

(k)                                  Customer has filed all Federal, state and local income tax returns that are required to be filed and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes and assessments have become due, and Customer does not have any knowledge of any actual or proposed deficiency or additional assessment in connection therewith;

SECTION 4.  Covenants.  Customer covenants and agrees that from and after the Initial Closing Date and so long as any of the Obligations are outstanding:

4.1                                 Notices; Financial Information; and Further Assurances.  Customer will, at its sole expense:

(a)  promptly give written notice to Lender of (i) the occurrence of any Event of Default or any event which with notice, with lapse of time and/or with any further condition, event or act would constitute an Event of Default; (ii) the occurrence of any Event of Loss; (iii) the commencement or threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft; and (iv) any dispute between Customer and any governmental regulatory body or other party that involves the Aircraft or that might materially interfere with the normal business operations of Customer;

(b)  furnish to Lender (i) within ninety (90) days of the close of each fiscal year of Customer, Customer’s consolidated (and, if applicable, consolidating) balance sheet, statement of shareholders’ equity, statement of cash flows and statement of operations, all on a comparative basis with the prior fiscal year and prepared in accordance with GAAP, certified by a recognized firm of certified public accountants, (ii) within ninety (90) days of the close of each fiscal quarter of Customer, Customer’s quarterly financial report certified by the chief financial officer of Customer, (iii) all of Customer’s Forms 10-K and 10-Q, if any, filed with the SEC within thirty (30) days after the date on which they are filed (by furnishing these SEC Forms, or making them publicly available in electronic form, Customer shall be deemed to have satisfied the requirements of clauses (b)(i),(ii) or (iii)), and (iv) promptly, such additional financial and other information as Lender may from time to time reasonably request; and

(c)  promptly execute and deliver to Lender such further instruments, UCC and FAA filings and other documents, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Lender hereby.  Customer hereby irrevocably authorizes Lender and any employee, officer or agent thereof, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing without the signature of Customer thereto.  Customer hereby further agrees that (i) Customer shall not change its presently existing legal name or its form or state of organization or incorporation on or at any time after the date of this Agreement without Lender’s prior written consent, (ii) if Customer’s presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) Customer shall not change the presently existing mailing, chief executive office and/or principal place of business address on or at any time after the date of this Agreement without giving Lender thirty (30) days’ prior written notice of the same.  Customer will pay, or reimburse Lender for, any and all fees, taxes, insurance premiums, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Collateral and Lender’s first priority and only security interest therein.

4.2                                 General Obligations.  Customer shall: (a) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and the Aircraft; (b) obtain and keep in full force and effect all rights, franchises, licenses and permits that are necessary to the proper conduct of its business; (c) remain a “citizen of the United States” within the meaning of the Federal Aviation Act; (d) obtain or cause to be obtained as promptly as possible any governmental, administrative or agency approval and make any filing or registration therewith required with respect to the performance of its obligations under this Agreement and the other Loan Documents and the operation of the Aircraft and its business; (e) cause the Aircraft to remain duly registered, in its name, under the Federal Aviation Act; and (f) pay and perform all of its obligations and liabilities when due

4.3                                 Taxes.  Customer will file with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft.  Customer will (i) pay on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft directly to the appropriate taxing authorities; and (ii) pay when due all license and/or registration fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or other disposition of the Aircraft (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).

4.4                                 No Disposition of Collateral or Liens; Title and Security Interest.  Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of or dispose of the Aircraft, any part thereof or any of the other Collateral or attempt or offer to do any of the foregoing.  The foregoing shall not be deemed to prohibit the delivery of possession of the Aircraft, any APU, Engine or Part to another Person for testing, service, repair, maintenance, overhaul or, to the extent permitted hereby, for alteration or modification.  Customer will not create, assume or suffer to exist any Liens on or with respect to the Aircraft, any APU, Engine, Part or any of the other Collateral, or Customer’s interest therein other than Permitted Liens.  Customer will promptly take such action as directed by Lender to duly discharge any such Lien.  Customer will warrant and defend its good and marketable title to the Aircraft and Lender’s first and only perfected security interest in the Collateral, against all claims and demands whatsoever.  Notwithstanding the foregoing, provided that no Event of Default has occurred and is continuing, Customer may enter into a management agreement, with or without charter, (“Management Agreement”), with a qualified aviation management company or charter operator (“Manager”), subject to the satisfaction of the following conditions: (i) the Management Agreement shall provide that it shall terminate, or be canceled, at the option of Lender, upon the occurrence of an Event of Default; (ii) the Management Agreement shall be expressly, and at all times remain, subject and subordinate to this Agreement and the rights of Lender hereunder and in and to the Aircraft; (iii) in no event shall the Management Agreement (including as amended from time to time) contain provisions that are inconsistent with the provisions of this Agreement or cause Customer to breach any of its representations, warranties or agreements under this Agreement; and (iv) Customer shall deliver to Lender a Consent to Management Agreement, in form and substance satisfactory to Lender, duly executed by Customer and Manager (the “Consent”), together with a copy of the executed Management Agreement and a copy of a valid Air Carrier Certificate FAA Form 8430-18, if applicable.  The Management Agreement will not reduce any of the obligations of Customer hereunder or the rights of Lender hereunder, under the Note or under any of the other documents executed and/or delivered in connection herewith, and Customer acknowledges that all of its obligations shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety.  Any delegation of duties hereunder or any assumption of the same shall be effective only as between Customer and Manager.

4.5                                 Use of Aircraft; Maintenance; Modifications; Security.

(a)          Customer will operate the Aircraft under and in compliance with Part 91 of the FARs.  Except as otherwise expressly permitted in Section 4.4 above,, Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs.  The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the Transportation Security Administration, any other applicable governmental authority and the insurance policies required under this Agreement.

(b)         Customer will operate the Aircraft in a careful and proper manner in compliance with all Applicable Standards, including, without limitation, its operation, maintenance and security.  The Aircraft shall not be operated, used or located outside the continental United States, except that it may be flown temporarily to any country in the world for any purpose expressly permitted under this Agreement.  Notwithstanding the foregoing, the Aircraft shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise), (i) that is excluded from the insurance required hereunder (or specifically not covered by such insurance), (ii) with which the United States does not maintain favorable diplomatic relations, (iii) in any area of recognized or threatened hostilities, or (iv) in violation of this Agreement or any Applicable Standards, including any U.S. law or United Nations Security Council Directive.  Customer shall implement all security measures required by any governmental authority, or by any insurance policies or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

(c)          Customer will, at its own expense, (i) maintain, inspect, service, repair, overhaul and test the Airframe, each Engine, any APU and each Part in accordance with Applicable Standards; (ii) make any alteration or modification to the Aircraft that may at any time be required to comply with Applicable Standards, to cause the Aircraft to remain airworthy or to maintain the Aircraft’s airworthiness certification; (iii) furnish all parts, replacements, mechanisms, devices and servicing required therefor so that the condition and operating efficiency of the applicable Airframe, Engine, APU or Part will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts that become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever; (v) maintain (in English) all Records in accordance with Applicable Standards.  All repairs, parts, replacements, mechanisms and devices so furnished shall immediately, without further act, become part of the Aircraft and subject to the security interest created by this Agreement.  All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and maintenance personnel utilizing replacement parts approved by the FAA and the manufacturer of the applicable Airframe, Engine, APU or Part.  Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.

(d)         Customer will not make or authorize any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard; and any Part, mechanism, device or replacement added to the Aircraft in connection therewith shall immediately, without further act, become part of the Aircraft and subject to the security interest created by this Agreement.

4.6                                 Insurance.

(a)          Customer agrees to maintain at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):

(i)                                     (A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises damage, public liability, death and property damage liability, public and passenger legal liability coverage in an amount not less than $200,000,000.00 for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00 in the aggregate.

(ii)                                  (A) “all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the aggregate unpaid principal amounts of the Notes (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and

(iii)                               war risk and allied perils (including confiscation, appropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable, subject to liability war and allied perils risks limit of $50,000,000.00 in the aggregate with respect to non-passengers.

(b)         Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or with respect to the hull coverage pursuant to (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’, or such other notice period as specified in the insurance policy from time to time, in the case of war, hijacking and allied perils) insurance prior written notice by such insurer of cancellation, or material change (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance carried by Lender.  Notwithstanding clause (ii) of the preceding sentence, so long as no Default has occurred and is continuing, and no Default, Event of Default or Event of Loss with respect to the Aircraft has occurred, any amount payable to Lender pursuant to clause (ii) above shall be paid if (A) $100,000.00, or more, in the aggregate, to Lender and Customer, jointly, as their interests may appear, and released by Lender to Customer or other appropriate Persons in payment of the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the operating condition required by this Agreement, or shall be disbursed by Lender as otherwise required by this Agreement, or (B) less than $100,000.00 in the aggregate, to Customer (and such amounts shall be applied by Customer to pay the costs of such repairs).

(c)          All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated.  All hull insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.

(d)         Annually on or before the anniversary of the policy expiration date, Customer shall furnish to Lender evidence of insurance coverage in form and substance satisfactory to Lender evidencing that Customer has obtained the insurance coverages required herein for a twelve (12) month or greater period commencing from and after such anniversary date.  In the event Customer shall fail to maintain insurance as herein provided, Lender may, at its option, provide such insurance, and Customer shall, upon demand, reimburse Lender for the cost thereof, together with interest at the default rate of interest provided for in the Notes from the date of payment through the date of reimbursement.

4.7                                 Event of Loss; Loaner Engines

(a)          Upon the occurrence of any Event of Loss with respect to the Airframe and/or the Aircraft, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof.  Customer shall pay, on the earlier of (i) sixty (60) days after the occurrence of such Event of Loss or (ii) receipt of insurance proceeds, the following amounts: (a) the aggregate unpaid principal amounts of the Notes, (b) interest accrued thereon to the date of prepayment, and (c) the prepayment fee set forth in the Note and any and all other amounts then due hereunder or under the other Loan Documents.  Upon indefeasible payment in full of such amounts and so long as no Event of Default has occurred and is continuing, the Aircraft shall be released from the security interest of this Agreement, and insurance proceeds received by Lender in excess of such amounts, if any, shall be remitted to Customer.

(b)         Upon an Event of Loss with respect to any Engine or APU under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within sixty (60) days after the occurrence of such Event of Loss, replace such Engine or APU, as applicable, and grant to Lender a first priority security interest in a similar or better engine or auxiliary power unit, as applicable.  Such engine or auxiliary power unit, as applicable, shall be of the same make and model number as the Engine or APU suffering the Event of Loss and shall be free and clear of all Liens and shall have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Engine or APU suffering the Event of Loss, assuming such Engine or APU was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss.  Customer, at its own cost and expense, shall furnish Lender with such documents to evidence such conveyance and make such filings as Lender shall request to subject such engine or auxiliary power unit, as applicable, to the lien of this Agreement.  Each such replacement engine or auxiliary power unit, as applicable, shall, after such conveyance be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Engine or APU replaced thereby.

(c)          In the event any Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine of the same make and model as the Engine being repaired or overhauled (any such substitute engine being hereinafter referred to as a “Loaner Engine”) during the period of such repair or overhaul; provided no Event of Default or Default has occurred and is continuing and (i) installation of the Loaner Engine is performed by a maintenance facility certified by the FAA and manufacturer with respect to an aircraft of this type, (ii) the Loaner Engine is removed, and the repaired or overhauled original Engine is reinstalled on the Airframe promptly upon completion of the repair or overhaul but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default, and (iii) the Loaner Engine is free and clear of any Lien that might impair Lender’s rights or interests in the Aircraft and is maintained in accordance herewith

SECTION 5.                                Security Interest; Power of Attorney; Inspection.

5.1                                 Grant of Security Interest.  As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loans to Customer in accordance with the terms hereof, Customer hereby grants to Lender a first priority security interest in and lien on, and collaterally assigns to Lender, all of Customer’s right, title and interest in, to and under all of the following collateral (collectively, the “Collateral”):  (i) the Aircraft, (ii) the Airframe, (iii) each of the Engines, (iv) the Parts, (v) the Records; (vi) all present and future Third Party Agreements; and (vii) all Proceeds of the foregoing.  The foregoing shall not be deemed in any way whatsoever as an agreement by Lender to permit or allow Customer to enter into any Third Party Agreements, and Customer shall only be allowed to enter into any of the foregoing in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary contained herewith or otherwise, Lender does not by virtue of this Agreement or otherwise assume any obligations, liabilities and/or duties of any kind whatsoever of Customer (and/or of any other Person) under, or with respect to, the Collateral, and Lender shall not be responsible in any way whatsoever for the performance of any obligations, liabilities and/or duties of any kind whatsoever by Customer (and/or by any other Person) in connection with, relating to, or arising under, the Collateral.

5.2                                 Lender Appointed as Attorney-in-Fact.  Customer hereby irrevocably constitutes and appoints Lender and any employee, officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, from time to time in Lender’s sole discretion, for the purpose of carrying out the terms of this Agreement, and Customer hereby further irrevocably authorizes Lender and any employee, officer or agent thereof to take any and all appropriate action and to make, execute, deliver, file and/or record any and all instruments or documents (including, without limitation, any FAA filings, UCC financing statements or UCC amendments or any control agreements) that may be necessary or desirable to accomplish the purposes of this Agreement or any of the other Loan Documents.  This appointment is coupled with an interest, is irrevocable and shall terminate only upon payment and performance in full of all of the Obligations.  Without limiting the generality of the foregoing, Customer hereby further agrees that (i) Lender shall have authority, during the continuance of an Event of Default, to endorse Customer’s name on any checks, notes, drafts or any other payments or instrument relating to the Collateral that come into Lender’s possession or control and to settle, adjust, receive payment and make claim or proof of loss and (ii) Customer shall not file or record any corrective or termination statements with respect to any UCC financing statements, amendments or assignments or control agreements filed or recorded by or for the benefit of Lender with respect to any of the Collateral without Lender’s prior written consent.  The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act.

5.3                                 Inspection.  Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that no advance notice shall be necessary prior to any inspection conducted, and such inspection may be conducted at any time, after the occurrence of a Default or an Event of Default.  Upon request of Lender, Customer shall promptly provide Lender with notice of the location of the Aircraft and with all Records.  Customer shall be responsible for the cost of any inspection conducted after the occurrence of a Default or an Event of Default and shall pay Lender such amount promptly upon demand.

SECTION 6.  Events of Default.  The term “Event of Default”, wherever used herein, shall mean:

(a)              Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or

(b)             Customer shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or

(c)              Customer shall be in default in any payment on any obligation for borrowed money to any Person other than Lender, the amount of which, whether accelerated or otherwise, is in excess of $2,500,000.00, and any applicable grace period with respect thereto has expired; or

(d)             Customer shall fail to keep in full force and effect any of the insurance coverages required under this Agreement, or shall operate the Aircraft at a time when, or at a place in which, such insurance shall not be in effect; or

(e)              Customer shall fail to maintain, use or operate the Aircraft in compliance with this Agreement; or

(f)                Customer shall (except as expressly permitted by the provisions of this Agreement) sell, assign, charter, lease, timeshare, pool, interchange, convey, mortgage, exchange or otherwise transfer or relinquish possession of or dispose of, or create, assume or suffer to exist any Liens (other than Permitted Liens) on or with respect to, the Aircraft, any part thereof or any of the other Collateral, or Customer’s interest therein, or attempt or offer to do any of the foregoing, or permit the same to occur; or

(g)             Customer shall fail to perform or observe any agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after written notice thereof from Lender to Customer (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period); or

(h)             any representation or warranty made by Customer in this Agreement or in any of the other Loan Documents or in any agreement, document or certificate delivered by Customer in connection herewith or pursuant hereto shall prove to have been incorrect, misleading, or inaccurate in any material respect when such representation or warranty was made or given (or, if a continuing representation or warranty, at any time); or

(i)                 Customer shall (i) generally fail to pay its debts as they became due, admit its inability to pay its debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against Customer in any such proceeding; or (ii) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its creditors; or

(j)                 a petition against Customer in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of corporations that may apply to Customer, any court of competent jurisdiction shall assume jurisdiction, custody or control of Customer or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days after the filing date; or

(k)              any judgment, attachment or garnishment against Customer with respect to aggregate claims in excess of $2,500,000.00 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days; or

(l)                 the occurrence of any of the following events without Lender’s prior written consent: (A) Customer enters into any transaction of merger, consolidation or reorganization, (unless Customer is the surviving entity and has the same or better financial condition as it had at the inception of this Agreement); (B) Customer ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or property; (C) Customer becomes the subject of, or engages in, a leveraged buy-out; (D) Customer changes the form of organization of its business; (E) if Customer is privately owned as of the Closing Date, there is any substantial change in the ownership or control of the capital stock or membership interests of Customer such that the holder(s) that own or control fifty percent (50%) or more of such equity interests as of the Initial Closing Date no longer do so; or (F) if Customer is publicly held as of the Initial Closing Date, any change so that Customer is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or

SECTION 7.  Remedies.

7.1                                 Termination of Commitment.  If an Event of Default specified in Sections 6 (i) or (j) above shall occur, then, and in any such event, the Obligations (including, without limitation, the aggregate unpaid principal amounts of the Notes, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents) shall become immediately due and payable without any notice or other action by Lender.  If any other Event of Default shall occur, then, and in any such event, Lender, in its sole discretion, may declare the Obligations to be forthwith due and payable, whereupon the Obligations (including, without limitation, the aggregate unpaid principal amounts of the Notes, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  During the continuance of any Event of Default hereunder, Lender shall have the right to pursue and enforce any of its rights and remedies under this Section 7.

7.2                                 Additional Remedies.  If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or under any other Applicable Law.  Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Customer or any other Person (all and each of which demands and/or notices are hereby expressly waived), in its sole discretion, may exercise any one or more of the following remedies: (i) proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; (ii) terminate the right of any third party to use of the Aircraft; (iii) enter the premises where the Aircraft is located and take immediate possession of and remove (or disable in place) the Aircraft (and/or the APU, any Engines and Parts then unattached to the Aircraft) by self-help, summary proceedings or otherwise without liability; (iv) use Customer’s premises for storage without liability; (v) sell, lease, assign or otherwise dispose of the Aircraft (or any Engine, APU or Part) or any of the other Collateral, whether or not in Lender’s possession, in one or more parcels, at public or private sale or sales, at such prices as Lender may deem best, or keep the Aircraft idle; (vi) apply any deposit, other cash collateral or any proceeds of any Collateral to reduce any amounts due to Lender; and (vii)  collect, receive, appropriate and realize upon the Collateral, or any part thereof.  Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale, or sales to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released.  Customer further agrees, at Lender’s request, to assemble the Collateral, make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere.  Lender shall apply the net proceeds of any such realization (after deducting all reasonable costs and expenses of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect.  To the extent permitted by applicable law, Customer waives all claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.  Customer agrees that Lender need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.  Customer shall be liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled hereunder.

7.3                                 No Waiver: Cumulative Remedies.  No right or remedy is exclusive.  Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, including, such rights and/or remedies as are provided for in the UCC, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under applicable law with respect to any Event of Default.  No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.  The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein.  After the occurrence of any Default or Event of Default, the acceptance by Lender of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment and shall not constitute a reinstatement of this Agreement if Lender has sent Customer a notice of default, unless Lender shall have agreed in writing to reinstate this Agreement and waive the Default or Event of Default.  To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred by statute or otherwise that limit or modify any of Lender’s rights or remedies under this Agreement.

SECTION 8.                                Miscellaneous.

8.1                                 Notices.  All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii) two (2) Business Days after being deposited in the U.S. mail, return receipt requested, first class postage prepaid, and addressed to Lender or Customer at their respective addresses set forth under their signatures hereto or such other address as either party may hereafter designate by written notice to the other, or (iv) when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.

8.2                                 Expenses and Fees; Indemnity; Performance of Customer’s Obligations.

(a)              Customer shall pay to Lender upon demand all fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of this Agreement and the other Loan Documents and the collection of the Obligations, (ii) the creation, preservation and protection of the Collateral and Lender’s first priority and only security interest therein, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents.  Such fees, costs and expenses shall include, without limitation, appraisal and inspection fees, the fees and expenses of FAA Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA and other applicable title and lien searches, and costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other disposition of the Aircraft.  Customer shall also pay all fees (including license, filing and registration fees), taxes, assessments and other charges of whatever kind or nature that may be payable or determined to be payable in connection with the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents or any modification thereof.

(b)             Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out-of pocket costs, expenses or disbursements of any kind or nature whatsoever arising with respect to or in connection with the ownership, lease, possession, use, sale or other disposition of the Aircraft or the execution, delivery, enforcement, performance or administration of this Agreement and the Note (the foregoing being referred to as the “indemnified liabilities”), provided, that Customer shall have no obligations thereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of Lender.

(c)              If Customer fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Aircraft free of Liens, comply with Applicable Standards, or obtain the requisite insurance coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement.  Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Notes from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby.  Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.

8.3                                 Entire Agreement; Modifications.  This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations.  Neither Lender nor Customer shall hereafter have any rights under such prior agreements but shall look solely to this Agreement and the other Loan Documents for the definition and determination of all of their respective rights, liabilities and responsibilities relating to the Obligations.  Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.

8.4                                 Construction of this Agreement and Related Matters.  All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.  Customer’s obligations contained in Section 8.2 hereof shall survive the payment and performance of the Obligations and the termination of this Agreement.  This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof.  Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement.  Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.

8.5                                 Lender’s Assignment.  Lender, may at any time, with notice to Customer, grant a security interest in, sell, assign or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”).  Upon receipt of Lender’s notice of an Assignment, Customer may, within ten (10) Business Days after receipt of such notice, elect to refinance the Loans with another financial institution.  If Customer so elects, such refinancing must be consummated within sixty (60) days after receipt of Lender’s notice of an Assignment.  Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender.  Upon the express assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations.  If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents directly to the Assignee or any other party designated in writing by Lender.  Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies.  Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the insurance coverages required hereby and such other documents and assurances reasonably requested by Lender or Assignee, and (b) to comply with the reasonable requirements of any such Assignee in order to perfect such Assignee’s security interest and lien on the Collateral.

8.6                                 Jurisdiction.  Customer hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts.  Customer irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below their signatures hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding.  Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction.  Customer further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability.

8.7                                 Governing Law; Binding Effect.  This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance.  This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns, except that Customer may not assign or transfer its rights hereunder or any interest herein.

8.8                                 Jury Waiver.  CUSTOMER HEREBY KNOWINGLY AND FREELY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

FLEET CAPITAL CORPORATION		WILLIS LEASE FINANCE CORPORATION

By:	/s/ Deborah M. Hayes	By:	/s/ Monica J. Burke

Name:	Deborah M. Hayes	Name:	Monica J. Burke
Executive Vice President
Title:	Vice President	Title:	Chief Financial Officer

Notice Address:		Notice Address:

One Financial Plaza, 5th Floor		2320 Marinship Way, Suite 300
Providence, Rhode Island 02903		Sausalito, CA 94965
Attention: Director of Aircraft Operations		Attn: General Counsel
Telephone: 800-238-3737		Telephone:415-331-5281
Facsimile: 401-278-7941		Facsimile: 415-331-5167

ANNEX A

DEFINITIONS

The following terms shall have the following meanings for all purposes of this Agreement:

Acceptance Certificate shall mean Annex C hereto, which shall be executed and delivered to Lender as of the Initial Closing Date.

Affiliate shall mean, with respect to either Lender or Customer, as applicable, any affiliated Person controlling, controlled by or under common control with such party, and for this purpose, ‘control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the legal or beneficial ownership of voting securities, by contract or otherwise.

Aircraft shall mean (i) the Airframe, (ii) the Engines, (iii) any APU, and (iv) the Records, and all accessories, additions, accessions, alterations, modifications, Parts, repairs and attachments now or hereafter affixed thereto or used in connection therewith, and all replacements, substitutions and exchanges (including trade-ins) for any of the foregoing.

Airframe shall mean (i) the Aircraft described in Annex C hereto and shall not include the Engines or any APU, and (ii) any and all Parts from time to time incorporated in, installed on or attached to the Aircraft and any and all Parts removed therefrom so long as Lender shall retain an interest therein in accordance with the applicable terms of this Agreement after removal from the Aircraft.

Applicable Law shall mean all applicable laws, statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority as amended and revised, and any judicial or administrative interpretation, of any of the same, including the airworthiness certificate issued with respect to the Aircraft, all FARs, airworthiness directives, and/or any of the same relating to noise, the environment, national security, public safety, exports or imports or contraband.

Applicable Standards shall mean (i) Applicable Law, (ii) the requirements of the insurance policies required hereunder, and (iii), with respect to the Airframe or any Engine, APU or Part, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the FAA or similar regulatory agency having jurisdictional authority, (D) all conditions to the enforcement of any warranties pertaining thereto, (E) Customer’s FAA approved maintenance program with respect to the Airframe, the Engines, any APU or Part.

APU shall mean (i) any auxiliary power unit described in Annex C hereto and installed on the Airframe as of the Initial Closing Date, whether or not hereafter installed on the Airframe or any other airframe from time to time; (ii) any auxiliary power unit that may from time to time be substituted, pursuant to the applicable terms of this Agreement, for an APU; and (iii) any and all Parts incorporated in or installed on or attached to such auxiliary power unit or any and all Parts removed therefrom so long as Lender shall retain an interest therein in accordance with the applicable terms of this Agreement after such removal.

Business Day shall mean any day other than a Saturday, Sunday or other day on which banks located in Providence, Rhode Island or San Francisco, California are closed or are authorized to close.

Collateral shall have the meaning set forth in Section 5.1 hereof.

Default shall mean an event or circumstance that, after the giving of notice or lapse of time, or both, would become an Event of Default.

Engine shall mean (i) each of the engines and described in Annex C hereto and installed on the Airframe as of the Initial Closing Date, whether or not hereafter installed on the Airframe or any other airframe from time to time; (ii) any engine that may from time to time be substituted, pursuant to the applicable terms of this Agreement, for an Engine; and (iii) any and all Parts incorporated in or installed on or attached to such engine or any and all Parts removed therefrom so long as Lender shall retain an interest therein in accordance with the applicable terms of this Agreement after such removal.

Event of Default shall have the meaning set forth in Section 6 hereof.

Event of Loss with respect to the Aircraft, the Airframe, any Engine or any APU shall mean any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any government (foreign or domestic) or governmental body (including, without limitation, the FAA or any similar foreign governmental body) having jurisdiction, the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of six (6) consecutive months, unless Customer, prior to the expiration of such six-month period, shall have undertaken and, in the opinion of Lender, shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such property by Customer or, in any event, if use shall have been prohibited, or such property shall have been declared unfit for use, for a period of twelve (12) consecutive months; (v) with respect to an Engine or an APU, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine or APU is operational; or (vi) an Engine or an APU is returned to the manufacturer thereof, other than for modification in the event of patent infringement or for repair or replacement (any such return being herein referred to as a “Return to Manufacturer”).  The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period or Return to Manufacturer.

FAA shall mean the United States Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration and the Department of Transportation, or any Person, governmental department, bureau, authority, commission or agency succeeding the functions of any of the foregoing, including, where applicable, the Transportation Security Administration.

FAA Counsel shall mean such counsel as Lender may designate from time to time to assist it with FAA matters.

FARs shall mean the Federal Aviation Regulations, any supplemental Federal Aviation Regulations and all successor regulations thereto.

Federal Aviation Act shall mean Subtitle VII of Title 49 of the United States Code, as amended and recodified.

Final Closing Date shall have the meaning set forth in Section 1.2 hereof.

GAAP shall mean generally accepted accounting principles consistently applied.

Impositions shall have the meaning set forth in Section 4.3 hereof.

Liens shall mean all liens, charges, security interests, leaseholds and encumbrances of every nature and description whatever, including, without limitation, and rights of third parties under Third Party Agreements.

Loan Documents shall mean this Agreement, the Tranche 1 Note, the Tranche 2 Note and any other documents, agreements or instruments securing, evidencing or relating to the Obligations.

Loans shall mean the Tranche 1 Loan and the Tranche 2 Loan.

Material Damage shall mean any damage: (a) required to be reported pursuant to any governmental reporting requirement, (b) with respect to which an insurance claim is being made, or (c) requiring that the Aircraft or any Engine be taken out of service for more than one (1) day to repair.

Obligations shall mean: (i) the unpaid principal amount of, and accrued interest on, the Note; and (ii) all other indebtedness, obligations or liabilities of Customer owing to Lender, or to any Affiliate of Lender, of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, but not limited to, all indebtedness, obligations or liabilities under, arising out of or in connection with this Agreement, the Note or any of the other Loan Documents.

Parts shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines) that may from time to time be incorporated or installed in or attached to the Airframe, any Engine or any APU, and any and all such appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment removed therefrom so long as Lender shall retain a security interest therein in accordance with the applicable terms of this Agreement after such removal.

Permitted Liens shall mean (a) the respective rights of others under Third Party Agreements, if any, to the extent expressly provided and permitted by the terms of Section 4.4 of this Agreement, (b) Liens for taxes either not yet due or being contested by Customer in good faith with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in Lender’s sole judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of Lender hereunder or Lender’s interest therein, and for the payment of which taxes adequate reserves shall have been established in accordance with GAAP or other appropriate provisions satisfactory to Lender have been made, and (c) inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Customer for sums not yet delinquent or being contested in good faith with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in Lender’s sole judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of Lender hereunder or Lender’s interest therein, and for the payment of which sums adequate reserves shall have been established in accordance with GAAP or other appropriate provisions satisfactory to Lender have been made.

Person shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or government or any department or agency thereof, or any other entity of any kind whatsoever.

Proceeds shall have the meaning assigned to it in the UCC, and in any event, shall include, but not be limited to, all goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights, investment property, deposit accounts and supporting obligations (to the extent any of the foregoing terms are defined in the UCC, any such foregoing terms shall have the meanings given to the same in the UCC), and all of Customer’s rights in and to any of the foregoing, and any and all rents, payments, charter hire and other amounts of any kind whatsoever due or payable under or in connection with the Aircraft, including, without limitation, (A) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Customer from time to time with respect to the Aircraft, (B) any and all payments (in any form whatsoever) made or due and payable to Customer from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of the Aircraft by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of governmental authority), and (C) any and all other rents or profits or other amounts from time to time paid or payable under or in connection with the Aircraft.

Records shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Aircraft, including, without limitation, all records (i) required to be maintained by the FAA or any other governmental agency or authority having jurisdiction with respect to the Aircraft or by any manufacturer or supplier of the Aircraft (or any part thereof) with respect to the enforcement of warranties or otherwise, all records (ii) evidencing Customer’s compliance with Applicable Standards.

Request for Advance shall mean, with respect to the Tranche 2 Loan, a Request for Advance executed by Customer, in substantially the form and substance set forth as Exhibit A hereto.

Third Party Agreements shall mean any and all leases, subleases, interchange agreements, charter agreements, pooling agreements, timeshare agreements and any other similar agreements or arrangements of any kind whatsoever relating to the Aircraft or any part thereof.

Tranche 1 Note shall mean that certain Promissory Note dated as of the Initial Closing Date, in the amount of the Tranche 1 Loan as set forth in Annex B attached hereto.

Tranche 2 Note shall mean that certain Promissory Note dated as of the Final Closing Date, having a term which shall be co-terminous with the then remaining term of the Tranche 1 Note, and in the amount of the Tranche 1 Loan as set forth in Annex b attached hereto.

UCC shall mean the applicable Uniform Commercial Code as then in effect in the applicable jurisdiction.

ANNEX B

LOAN AMOUNT AND CUSTOMER INFORMATION

Customer’s Chief Executive Offices
And Principal Place of Business:	2320 Marinship Way, Suite 300
Sausalito, California 94965

Customer’s form of Organization:	corporation

State of Organization:	Delaware

Additional State(s) in which
Customer is qualified:	California

State issued Organizational
Identification Number:	2870540

Federal Taxpayer ID Number:	68-0070656

Principal Amount of the Tranche 1 Loan:	$6,450,000.00

Principal Amount of the Tranche 2 Loan:	Lesser of (i) the actual costs of refurbishment and
upgrades, or (ii) $550,000.00

ANNEX C

CERTIFICATE OF ACCEPTANCE

In accordance with the Loan and Aircraft Security Agreement (S/N 3004) dated as of October     , 2004 (the “Agreement”), between the undersigned Customer and Fleet Capital Corporation (“Lender”), Customer hereby represents and warrants to Lender that on the date hereof:

(1)                                  The representations and warranties of Customer set forth in the Agreement and all Loan Documents delivered in connection therewith were true and correct in all respects when made and are true and correct as of the date hereof, with the same force and effect as if the same had been made on this date.

(2)                                  Customer has satisfied or complied with all conditions precedent and requirements as set forth in the Agreement which are required to be or to have been satisfied or complied with on or prior to the date thereof.

(3)                                  No Default or Event of Default under the Agreement has occurred and is continuing on the date hereof.

(4)                                  Customer has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft, as such term is defined in the Agreement, as are required to be obtained under the terms of the Agreement.

(5)                                  Customer has furnished no equipment for the Aircraft (other than any equipment of which Customer has expressly informed Lender), and all of the avionics and equipment set forth on Schedule A hereto are on board the Aircraft and are in proper working condition;

(6)                                  the Aircraft (i) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (ii) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (A) has been found to be airworthy and otherwise in good working order, repair and condition and fully equipped to operate as required under Applicable Standards for its purpose, and (B) is in conformity with the requirements of the related purchase agreements and the Applicable Standards; (iii) is currently certified under existing Federal Aviation Administration rules and regulations and is completely airworthy in all respects, and (iv) is and will remain primarily hangered at the location set forth herein;

All capitalized terms used herein that are not otherwise defined herein shall have the meaning given to such terms in this Agreement.

AIRCRAFT DESCRIPTION

One (1) 1983 Canadair Ltd.Model CL-600  (Challenger 601-1A) aircraft that consists of the following components:

(a)	Airframe bearing FAA Registration Mark N45PH and manufacturer’s serial number 3004.

(b)

Two (2) General Electric Model CF-34-3A aircraft engines bearing manufacturer’s serial numbers 350110     and 350115 (each of which has 750 or more rated takeoff horsepower or the equivalent of such horsepower).

(c)	One (1) Garrett model GTCP36-100E auxiliary power unit bearing manufacturer’s serial number P243.

(d)

Standard avionics and equipment, all other accessories, additions, modifications and attachments to, and all replacements and substitutions for, any of the foregoing, all as more particularly described on Schedule A attached hereto and made a part hereof.

PRIMARY HANGER LOCATION:	4002 Cirrus Drive
Medford, OR 79504

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Customer has caused this Certificate of Acceptance to be executed by its duly authorized officer as of October     , 2004.

WILLIS LEASE FINANCE CORPORATION

By:

Name:

Title:

SCHEDULE A

TO

CERTIFICATE OF ACCEPTANCE

Avionics:

Dual Honeywell 650 F/DIR	Dual Honeywell YG1779 LASEREF IRS’
Sperry EDZ-801 EFIS	Voice Checklist – Heads Up Checklist
Universal MFD-640 Multifunction Display	Baker Master Audio Control System
Honeywell Primus 880 Digital Weather Radio	Dual King KHF950 HF’s
Safeflight Scat System	Dual Sperry AZ-800 Digital Air Data
Safeflight Windshear Warning System	603.4 w/Performance Database A12501
Dual Collins VHF-20C COMM (8.33 Spacing)	F-800 Flight Data Recorder
Single Collins VHF-22B COMM	Fairchild A-100 Cockpit Voice Recorder
Dual Collins VIR-30 NAV (FM Immunity)	Magnastar C-2000 Digital Airborn Telephone
Computer w/VN-800 VNAV	Unilink
Dual GPS-1000 Sensors	Allied Signal CAS-81 TCAS II REV.7
Dual Universal UNS-1B+ FMS; Software Ver.	Allied Signal MK VI GPWS

Interior:

Beige Leather, Fireblocked, 10 PAX interior, Including forward 4-place club, AFT 2 place club opposite a 4-place divan.  Airshow 200 with 10” LCD display.  Brother 6500 FAX/Laser printer.  Galley includes a microwave oven, Hi-temp Nordskorg oven, Mapco coffee pot.  Forward cloak closet, AFT storage closet and AFT baggage.

Exterior:

Matterhorn white with red and black stripes.

TOGETHER WITH ALL OTHER AVIONICS, EQUIPMENT, LOOSE EQUIPMENT INSTALLED AND/OR ONBOARD, ALL ADDITIONS, SUBSTITUTIONS, ACCESSIONS, REPLACEMENTS, PARTS, NOW OR HEREAFTER ACQUIRED, AND ALL RECORDS, MANUALS, LOGBOOKS, MAINTENANCE RECORDS, WHETHER IN WRITTEN OR COMPUTER DATA FORM, NOW OR HEREAFTER CREATED, AND ALL PROCEEDS OF THE FOREGOING, INCLUDING INSURANCE PROCEEDS

CLOSING TERMS ADDENDUM (“Closing Terms Addendum”) to Loan and Aircraft Security Agreement (S/N 3004) dated as of October     , 2004 (the “Agreement”), by and between FLEET CAPITAL CORPORATION, as lender (“Lender”), and WILLIS LEASE FINANCE CORPORATION, as Customer (“Customer”).

All capitalized terms not defined in this Closing Terms Addendum are defined in the Agreement.  Execution of the Agreement by Customer and Lender shall be deemed to constitute execution and acceptance of the terms and conditions of this Closing Terms Addendum, and it shall supplement and be a part of the Agreement.

Conditions Precedent to the Tranche 1 Loan:

1.                                       On or prior to the Initial Closing Date and at least one full Business Day prior to closing, Lender shall have received all of the following, in form and substance satisfactory to Lender:

(a)                                  the Agreement, the Acceptance Certificate executed and dated as of the Initial Closing Date, the Tranche 1 Note and Pay Proceeds Letter #1 for the Tranche 1 Loan duly executed by Customer;

(b)                                 [INTENTIONALLY OMITTED]

(c)                                  if required by Lender, an opinion of counsel for Customer addressed to Lender as to such matters incident to the Loan as Lender may reasonably require;

(d)                                 Certificate(s) of good standing for Customer from its state(s) of organization and the state(s) where the primary hangar location of the Aircraft and Customer’s chief executive offices and principal place of business are located;

(e)                                  a certificate for Customer executed by Customer’s secretary or other authorized representative certifying: (i) that the execution, delivery and performance of the Agreement and the other Loan Documents and the entry by Customer into the transactions contemplated hereby and thereby have been duly authorized, (ii) the name(s) of the Person(s) authorized to execute and deliver such documents on behalf of Customer together with specimen signature(s) of such Person(s); and (iii) Customer’s charter and by-laws, operating agreement and other organizational documents, as applicable;

(f)                                    evidence as to the insurance coverage required under the Agreement, including, but not limited to, a certificate of insurance, copies of endorsements (including a Lender endorsement), and, if requested by Lender, copies of applicable policies and written confirmation from the insurance underwriter or broker that the insurance coverage provided is in compliance with the requirements of Section 4.6 of the Agreement;

(g)                                 a complete copy of the pre-buy inspection report on the Aircraft and an appraisal satisfactory to Lender with respect to the Aircraft prepared by an appraiser acceptable to Lender;

(h)                                 copies of: (i) any purchase agreements entered into by Customer in connection with the acquisition of the Aircraft, (ii) the warranty bill of sale conveying title to the Aircraft from seller or vendor to Customer; (iii) if required by Lender, invoices for the purchase of the Aircraft, and (iv) such other documents relating to the purchase or conveyance of title as Lender may request;

(i)                                     copies of the executed FAA Aircraft Registration Application (AC Form 8050-1), FAA Bill of Sale (AC Form 8050-2), and FAA Standard Airworthiness Certificate (AC Form 8100-2) for the Aircraft; and

such other documents, certificates and opinions, and evidence of such other matters, as Lender, Lender’s counsel or FAA Counsel, may reasonably request in order to effect the terms of this Agreement and/or to protect Lender’s security interest in the Collateral.

2.                                       If the Aircraft is not then owned by Customer, Lender shall have received evidence on the Initial Closing Date that the Aircraft shall have been duly delivered to and accepted by Customer and that the entire purchase price of the Aircraft has been fully paid.

3.                                       On or prior to the Initial Closing Date, Lender shall have received evidence that FAA Counsel has received in escrow: (i) if the Aircraft is not then owned by Customer, the executed FAA Aircraft Bill of Sale (AC Form 8050-2) in the name of Customer and the executed FAA Aircraft Registration Application (AC Form 8050-1) in the name of Customer (except for the pink copy, which shall be available to be placed on the Aircraft upon acceptance thereof); (ii) executed releases in form and substance satisfactory to FAA Counsel of any Liens on the Aircraft; (iii) such other documents as are necessary, in the opinion of Lender’s counsel and/or FAA Counsel to vest good title to the Aircraft in the name of Customer and to perfect Lender’s first priority security interest in the Aircraft; and (iv) the executed original of the Agreement, all the foregoing being in proper form for filing with the FAA.

4.                                       On the Initial Closing Date, Lender shall have received assurances from FAA Counsel satisfactory to Lender, in form and substance satisfactory to Lender, that (i) the Aircraft (including the Airframe and Engines) is free and clear of all other Liens of record with the FAA, (ii) title to the Airframe is vested in Customer or that, upon filing of the FAA Aircraft Bill of Sale (AC Form 8050-2) in the name of Customer, title to the Airframe will be vested in Customer, (iii)  Lender, upon filing of the Agreement with the FAA, will have a valid and perfected security interest in the Aircraft (including the Airframe and the Engines), and (iv) the filing of the Agreement with the FAA has been effected.

Conditions Precedent to the Tranche 2 Loan:

On or prior to the Final Closing Date and at least one full business Day prior to the closing, Lender shall have received all of the following, in form and substance satisfactory to Lender:

(a)                                  Request for Advance, the Tranche 2 Note, and Pay Proceeds Letter #2 executed by customer

(b)                                 copies of all vendor work orders and invoices for the refurbishment and upgrades and, if customer has previously paid such invoices, evidence of such payment

(c)                                  revised evidence of insurance coverage, confirming that the amount of hull coverage has been increased by an amount not less than the amount of the Tranche 2 Note such other documents, certificates and opinions, and evidence of such other matters, as Lender or Lender’s counsel, may reasonably request in order to effect the terms of this Agreement and/or to protect Lender’s security interest in the Collateral

EXHIBIT A

REQUEST FOR ADVANCE

TO:                            Fleet Capital Corporation

One Financial Plaza, 5th Floor

Providence, Rhode Island 02903

Reference is hereby made to the Loan and Aircraft Security Agreement (S/N 3004) dated as of October     , 2004 (as amended, restated or supplemented from time to time, the “Agreement”), between Willis Lease Finance Corporation (“Customer”), and Fleet Capital Corporation (“Lender”).  Capitalized terms not otherwise defined herein are used herein as defined in the Agreement.

1.                                       Customer hereby requests that Lender fund the Tranche 2 Loan in the amount of $               on                     , 200   , which is a Business Day that is at least three (3) Business Days after the date this Request for Advance is delivered to Lender (the “Requested Advance Date”).

2.                                       In connection with such funding, Customer hereby represents and warrants to Lender as follows:

(a)                                  all of the work described on the Work Order(s) (copies of which have been provided to Lender) with respect to the refurbishment and/or upgrades to the Aircraft has been completed to Customer’s satisfaction, and has been irrevocably accepted by Customer;

(b)                                 [Customer has paid all amounts due under vendor invoices for the work performed and has provided evidence to Lender of such payment;]

(c)                                  no material adverse change in the financial condition of Customer has occurred since the date of the last financial statements of Customer delivered to Lender; and

(d)                                 all of the applicable conditions precedent to this funding under Section 2 of the Agreement have been satisfied.

Please wire transfer the proceeds of the funding requested hereby in accordance with the Pay Proceeds Letter #2.

The Customer has caused this Request for Advance to be executed and delivered by its duly authorized representative this                             day of                                      ,

Willis Finance Lease Corporation

By:

Name:

Title: